Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2013, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to substantial doubt about Energy Focus, Inc.'s ability to continue as a going concern) in the Annual Report of Energy Focus, Inc. on Form 10-K for the year ended December 31, 2012. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ Plante & Moran, PLLC

Cleveland, Ohio

December 20, 2013